Exhibit 99.1

Columbia-Blackshear Senior Residences, LP

Financial Statements
(With Supplementary Information)
and Report of Independent Registered Public Accounting Firm

December 31, 2016 and 2015

Columbia-Blackshear Senior Residences, LP

1

Report of Independent Registered Public Accounting Firm

To the Partners

Columbia-Blackshear Senior Residences, LP

We have audited the accompanying balance sheets of Columbia-Blackshear Senior Residences, LP as of December 31, 2016 and 2015, and the related statements of operations, partners’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2016. Columbia-Blackshear Senior Residences, LP’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Columbia-Blackshear Senior Residences, LP as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, in 2016, Columbia-Blackshear Senior Residences, LP adopted new accounting guidance related to the presentation of debt issuance costs.

/S/CohnReznick LLP

COHNREZNICK LLP

Atlanta, Georgia

February 23, 2017

2

Columbia-Blackshear Senior Residences, LP

Balance Sheets

December 31, 2016 and 2015

Assets

	2016	2015
Current assets
Cash	$14,890	$33,597
Tenant accounts receivable, net	-	963
Prepaid expenses	25,876	26,422

Total current assets	40,766	60,982

Restricted deposits and funded reserves
Tenant security deposits	25,545	25,719
Replacement reserve	243,303	200,017
Real estate tax and insurance escrow	12,597	6,597
Operating deficit reserve	126,504	126,378
Reserve fee escrow	9,053	9,053

Total restricted deposits and funded reserves	417,002	367,764

Rental property
Buildings and improvements	7,031,775	7,031,775
Land improvements	1,140,040	1,140,040
Furniture and equipment	752,632	752,632
	8,924,447	8,924,447
Accumulated depreciation	(2,876,176)	(2,567,987)
	6,048,271	6,356,460
Land	337,557	337,557

Total rental property	6,385,828	6,694,017

Other assets
Tax credit monitoring fees, net	42,720	49,840

Total other assets	42,720	49,840

Total assets	$6,886,316	$7,172,603

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Columbia-Blackshear Senior Residences, LP

Balance Sheets

December 31, 2016 and 2015

Liabilities and Partners’ Equity (Deficit)

	2016	2015
Current liabilities
Accounts payable	$9,797	$548
Accrued expenses	-	587
Accrued asset management fee	10,950	-
Accrued interest payable - first mortgage	9,980	9,980
Current maturities of long-term debt - first mortgage	31,861	29,750

Total current liabilities	62,588	40,865

Deposits and prepaid liability
Tenant security deposits	25,545	25,719
Prepaid rent	3,979	3,201

Total deposits and prepaid liability	29,524	28,920

Long-term liabilities
Mortgages payable - first mortgage, net of current maturities	1,464,218	1,488,066
Other liabilities	12,740	-
Due to related parties	47,079	35,000

Total long-term liabilities	1,524,037	1,523,066

Commitments and contingencies	-	-

Partners’ equity (deficit)	5,270,167	5,579,752

Total liabilities and partners’ equity (deficit)	$6,886,316	$7,172,603

See Notes to Financial Statements.

4

Columbia-Blackshear Senior Residences, LP

Statements of Operations

Years Ended December 31, 2016 and 2015

	2016	2015

Revenue
Rental income	$649,572	$649,572
Vacancies and concessions	(8,882)	(17,759)
Other operating income	37,925	33,477

Total revenue	678,615	665,290

Operating expenses
Salaries and employee benefits	163,863	155,261
Repairs and maintenance	144,750	110,931
Utilities	96,436	92,861
Property management fee	41,559	39,956
Real estate taxes	97	96
Property insurance	30,318	31,778
Miscellaneous operating expenses	63,694	65,386

Total operating expenses	540,717	496,269

Net operating income	137,898	169,021

Other income (expense)
Interest income	-	126
Interest expense - first mortgage	(117,197)	(118,988)
Miscellaneous other income (expense)	(4,027)	(4,219)
Annual fee to affiliate of limited partners	(10,950)	(10,928)
Other related party fees and expenses	-	(20,000)
Depreciation	(308,189)	(308,248)
Amortization	(7,120)	(7,120)

Total other income (expense)	(447,483)	(469,377)

Net loss	$(309,585)	$(300,356)

See Notes to Financial Statements.

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Columbia-Blackshear Senior Residences, LP

Statements of Partners’ Equity (Deficit)

Years Ended December 31, 2016 and 2015

	General Partners	Investor Limited Partner	State Credit Limited Partner	Total Partners’ Equity (Deficit)

Balance, January 1, 2015	$(69,209)	$4,295,602	$1,675,323	5,901,716

Net loss	(30)	(297,322)	(3,004)	(300,356)

Distributions	(17,286)	(4,322)	-	(21,608)

Balance, December 31, 2015	(86,525)	3,993,958	1,672,319	5,579,752

Net loss	(31)	(306,458)	(3,096)	(309,585)

Balance, December 31, 2016	$(86,556)	$3,687,500	$1,669,223	$5,270,167

Partners’ percentage of partnership losses	0.01%	98.99%	1.00%	100.00%

See Notes to Financial Statements.

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Columbia-Blackshear Senior Residences, LP

Statements of Cash Flows

Years Ended December 31, 2016 and 2015

	2016	2015
Cash flows from operating activities
Net loss	$(309,585)	$(300,356)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	308,189	308,248
Amortization	7,120	7,120
Amortization of debt issuance costs	8,013	7,846
Changes in:
Tenant accounts receivable	963	5
Prepaid expenses	546	(7,132)
Accounts payable	9,249	262
Accrued expenses	(587)	587
Property management fee payable	23,029	(100)
Other liabilities	12,740	-
Prepaid rent	778	(1,062)

Net cash provided by operating activities	60,455	15,418

Cash flows from investing activities
Expenditures on rental property	-	(815)
Change in real estate tax and insurance escrows	(6,000)	(2,398)
Change in reserve for replacements	(43,286)	(35,400)
Change in operating deficit reserves	(126)	(126)

Net cash used in investing activities	(49,412)	(38,739)

Cash flows from financing activities
Principal payments on mortgage payable	(29,750)	(27,791)
Distributions to partners	-	(21,608)

Net cash used in financing activities	(29,750)	(49,399)

Net (decrease) increase in cash	(18,707)	(72,720)

Cash, beginning	33,597	106,317

Cash, end	$14,890	$33,597

Supplemental disclosure of cash flow information
Cash paid for interest	$109,184	$111,142

See Notes to Financial Statements.

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Columbia-Blackshear Senior Residences, LP

Notes to Financial Statements

December 31, 2016 and 2015

Note 1 - Organization and nature of operations

Columbia-Blackshear Senior Residences, LP (the Partnership) was formed as a limited partnership under the laws of the State of Georgia on March 25, 2004, for the purpose of acquiring the land, holding, investing in, constructing, developing, improving, operating, leasing, maintaining, and otherwise dealing with an apartment project. The Project consists of 78 rental units located in Atlanta, Georgia, and operates under the name of Columbia Blackshear Senior Residences (the Project). The partnership agreement was amended on December 1, 2005, and the investor limited partner was admitted.

The Project qualified for and has been allocated federal and state low-income housing tax credits pursuant to Internal Revenue Code Section 42 (Section 42), which regulates the use of the Project as to occupant eligibility and unit gross rent, among other requirements. Each building of the Project must meet the provisions of these regulations during each of 15 consecutive years in order to remain qualified to receive the tax credits. In addition, the Partnership has executed restrictive covenants for low-income housing tax credits, which requires the utilization of the Project pursuant to Section 42 for a minimum of 30 years, even if the Partnership disposes of the Project.

Profits and losses and federal tax credits are allocated to the partners as follows:

General partners	0.01%
Investor limited partner	98.99%
State credit limited partner	1.00%
Special limited partner	0.00%
100.00%

However, 100 percent of state tax credits are allocated to the state credit limited partner.

The general partners are Columbia-Blackshear Partners, LLC and Blackshear Senior Outreach, LLC. The investor limited partner is BCP/Mt. Pleasant, LLC, and the special limited partner is BCCC, Inc. The state credit limited partner is Boston Capital Peachtree Tax Credit Fund, A Limited Partnership.

Note 2 - Significant accounting policies

Basis of accounting

The financial statements of the Partnership are prepared on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America.

Debt issuance costs

Debt issuance costs, net of accumulated amortization, are reported as a direct deduction from the face amount of the mortgage loan payable to which such costs relate. Amortization of debt issuance costs is reported as a component of interest expense and is computed using an imputed interest rate on the related loan.

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Columbia-Blackshear Senior Residences, LP

Notes to Financial Statements

December 31, 2016 and 2015

Income taxes

The Partnership has elected to be treated as a pass-through entity for income tax purposes and, as such, is not subject to income taxes. Rather, all items of taxable income, deductions and tax credits are passed through to and are reported by its owners on their respective income tax returns. The Partnership’s federal tax status as a pass-through entity is based on its legal status as a partnership. Accordingly, the Partnership is not required to take any tax positions in order to qualify as a pass-through entity. The Partnership is required to file and does file tax returns with the Internal Revenue Service and other taxing authorities. The Partnership is no longer subject to U.S. federal, state or local income tax examinations by tax authorities for years before 2013. Accordingly, these financial statements do not reflect a provision for income taxes and the Partnership has no other tax positions which must be considered for disclosure.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Accounts receivable and bad debt

Tenant receivables are reported net of an allowance for doubtful accounts. Management’s estimate of the allowance is based on historical collection experience and a review of the current status of tenant accounts receivable. It is reasonably possible that management’s estimate of the allowance will change.

Tax credit monitoring fees

Tax credit monitoring fees are amortized over the compliance period using the straight-line method. Estimated amortization expense for each of the five ensuing years is expected to be $7,120, annually.

Rental income

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Partnership and tenants of the property are considered to be operating leases.

Impairment of long-lived assets

The Partnership reviews its rental property for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. When recovery is reviewed, if the undiscounted cash flows estimated to be generated by the property are less than its carrying amount, management compares the carrying amount of the property to its fair value in order to determine whether an impairment loss has occurred. The amount of the impairment loss is equal to the excess of the asset’s carrying value over its estimated fair value. No impairment loss has been recognized during the years ended December 31, 2016 and 2015.

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Columbia-Blackshear Senior Residences, LP

Notes to Financial Statements

December 31, 2016 and 2015

Rental property

Rental property is carried at cost. Depreciation is computed under the straight-line method using service lives of 10 years for furniture and equipment, 40 years for buildings and improvements, and 20 years for land improvements.

Reclassifications

Certain amounts on the prior year financial statements have been reclassified to conform to the current year presentation.

Change in accounting principle

During 2016, the Partnership adopted the provisions of Accounting Standards Update 2015-03, Simplifying the Presentation of Debt Issuance Costs (ASU 2015-03), which modifies the presentation of debt issuance costs and the related amortization. The change in accounting under ASU 2015-03 improves the reporting of debt issuance costs by no longer reporting them as assets. It also improves the reporting of the related amortization by including it as a component of interest expense. ASU 2015-03 has been adopted by the Partnership on a retrospective basis. As a result, as of December 31, 2015, $94,105 of debt issuance costs, net of accumulated amortization, related to the Partnership’s mortgage payable were reclassified on the balance sheet from other assets to mortgage payable and for the year ended December 31, 2015, $7,846 of amortization expense related to such debt issuance costs was reclassified to interest expense in the statement of operations, with no effect on previously reported net income (loss). Other than this reclassification, the adoption of ASU 2015-03 did not have a material impact on the Partnership’s financial position, results of operations or cash flows.

Note 3 - Partnership contributions

The partnership agreement required the limited partners to make one capital contribution installment totaling $6,162,128 and three capital contribution installments totaling $2,087,249, subject to any low-income housing tax credit adjustments as may be required by the partnership agreement. During 2009, the contribution requirements were reduced for capital adjustments of $393,800. As of December 31, 2016 and 2015, all capital contributions have been funded.

Note 4 – Escrow deposits and restricted reserves

Replacement reserve

The Partnership is required to establish a replacement reserve account that is to be used to replace fixtures, equipment, structural elements and other components of the Project as the need arises. The Partnership is required to deposit $15,600 annually into the replacement reserve account. As of December 31, 2016 and 2015, $243,303 and $200,017, respectively, of reserves were deposited with the lender.

Tax and insurance escrow

In accordance with the terms of the loan agreement, the Partnership is required to make monthly deposits to the tax and insurance escrows. The balance of the tax and insurance escrows as of December 31, 2016 and 2015 were $12,597 and $6,597, respectively.

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Columbia-Blackshear Senior Residences, LP

Notes to Financial Statements

December 31, 2016 and 2015

Operating deficit reserve

The Partnership is required to establish an operating reserve account in the amount of $125,000 that is to be used solely for the payment of operating deficits (including, without limitation, debt service, taxes, and insurance). As of December 31, 2016 and 2015 the balance in the reserve was $126,504 and $126,378, respectively.

Note 5 - Related party transactions

Asset management fee

The Partnership shall pay BCP Asset Management, an affiliate of the limited partners, an annual asset management fee for its services in assisting with preparation of reports. The fee is a cumulative fee of $10,000 and is multiplied by the CPI Adjustment in effect as of January 1 of such year beginning in 2006. The fee is payable to the extent of available net cash flow of the Partnership, as defined in the partnership agreement. As of December 31, 2016 and 2015, asset management fees of $10,950 and $10,928, respectively, were incurred and $10,950 and $- remains payable, respectively.

Property management fee

The Partnership has entered into a management fee agreement with AHP Management Corporation (AHP), an affiliate of the general partners, to provide day-to-day operations management of the Project. The management agreement provides for a monthly fee of 6.18 percent of gross income for the current month. During 2016 and 2015, property management fees of $41,559 and $39,956 were incurred and paid, respectively.

Partnership management fee

The Partnership shall pay to the general partners a non-cumulative fee for each year commencing in 2006 for their services in connection with the administration of the day-to-day business of the Partnership. The fee of $20,000 annually is to be paid from available cash flow, as defined, of such year. During 2016 and 2015, partnership management fees of $- and $20,000 were incurred and paid.

Incentive management fee

The Partnership shall pay to the general partners an annual, non-cumulative incentive management fee in consideration of their services in maximizing the efficiency of operations of the apartment complex. The incentive management fee shall be an annual amount equal to 6 percent of the gross revenues of the Project annually. The fee shall be earned and payable only to the extent of 60 percent of cash flow available for distribution in any year after payment of all other fees and expenses. The combined incentive management fee and management fee payable under the management agreement shall not exceed 12 percent of the effective gross income of the Partnership in any fiscal year. No fee was incurred during 2016 or 2015.

Due to related parties

The Partnership has received advances from various affiliates that have been used to pay for certain costs of development. These advances are due upon demand and is non- interest bearing. Advances still owed to affiliates at December 31, 2016 and 2015 totaled $47,079 and $35,000, respectively.

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Columbia-Blackshear Senior Residences, LP

Notes to Financial Statements

December 31, 2016 and 2015

Social services

The Partnership pays AHP Management, an affiliate of the Partnership, to provide various services that directly improve the quality of life for the residents. Examples of services include, but are not limited to, daycare and various social events. During the years ended December 31, 2016 and 2015, $5,070 and $4,680, respectively, were paid for these services, respectively and are included in miscellaneous operating expenses on the accompanying statements of operations. This fee is not directly allowed under the terms of the partnership agreement and is not supported by any other executed agreement.

Compliance review

AHP Management, an affiliate of the Partnership, allocates the Partnership a compliance review fee, which is associated with the management company’s employees that are involved with tax compliance matters for the properties. During the years ended December 31, 2016 and 2015, $5,460 and $4,680, respectively, were allocated to the Partnership respectively, and are included in miscellaneous operating expenses on the accompanying statements of operations. This fee is not specifically allowed by the partnership agreement and is not supported by any other executed agreement.

Note 6 - Mortgage payable

The Partnership entered into a first mortgage with Grandbridge Real Estate Capital, LLC for a maximum amount of $2,300,000. The loan is secured by the real property. The loan bears interest at approximately 240 basis points above the yield on the 10-year U.S. Treasury security issue and matures on January 1, 2027. As of December 31, 2016 and 2015, the interest rate on the first mortgage was 6.83 percent and 6.83 percent, respectively. At December 31, 2016 and 2015, the security mortgage balance was $1,582,171 and $1,611,921, respectively. As of December 31, 2016 and 2015, interest totaling $117,197 and $118,988 was incurred, including $8,013 and $7,846 of amortization of debt issuance costs, respectively, and $9,980 and $9,980 remained payable, respectively.

Debt issuance costs, net of accumulated amortization, totaled $86,092 and $94,105 as of December 31, 2016 and 2015, respectively, and are related to the first mortgage. Debt issuance costs on the above note are being amortized using an imputed rate of 7.96%.

Aggregate annual maturities of the mortgage payable for each of the next five years and thereafter as of December 31, 2016 are as follows:

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Columbia-Blackshear Senior Residences, LP

Notes to Financial Statements

December 31, 2016 and 2015

2017	$31,861
2018	34,107
2019	36,511
2020	39,084
2021	41,838
Thereafter	1,312,678
Total	1,496,079
Less current maturities	(31,861)

Net long-term portion	$1,464,218

Note 7 - Commitments and contingencies

Tax credit guaranty

The Partnership (the guarantors) has guaranteed the limited partners will be allocated federal and state low-income housing tax credits as specified in the partnership agreement.

Low-income housing tax credits

The Project applied for and received an allocation low-income housing tax credits which are contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct noncompliance within a specified time period could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance may require an adjustment to the contributed capital by the limited partners.

Note 8 - Partnership profits and losses

Distributable cash flow is defined in the partnership agreement as the sum of all cash receipts less cash disbursements for operating activities and replacement reserve funding, including the annual investor service fee.

Distributable cash flow is payable annually as follows:

(a)	First, payment of the investor limited partner and the state credit limited partner (pari passu between them) of the full amount (including interest) of any credit recovery loans;

(b)	Second, payment of the asset management fee for such year and for any previous year(s) as to which the asset management fee shall not yet have been paid in full;

(c)	Third, payment to the developer of the deferred development fee;

(d)	Fourth, repayment of any operating deficit loans;

(e)	Fifth, payment of any partnership management fee currently due;

(f)	Sixth, payment of any incentive management fee currently due; and

(g)	Seventh, any balance, 80 percent to the general partners and 19 percent to the investment limited partner, and 1 percent to the state credit limited partner.

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Columbia-Blackshear Senior Residences, LP

Notes to Financial Statements

December 31, 2016 and 2015

During 2016 and 2015, there were $- and $21,608 distributions to the partners.

Cash available for distribution from a capital transaction is allocable as follows:

(a)	First, to the payment of all matured debts and liabilities of the Partnership(including unpaid fees but excluding any debts, liabilities and/or fees owed to any Partners) and to the establishment of any required reserves which the General Partners and the auditors shall deem unreasonably necessary for contingent, unmatured or unforeseen liabilities of the Partnership;

(b)	Second, to the payment to the investor limited partner and the state credit limited partner of the full amount (including interest) of any credit recovery loans;

(c)	Third, to the payment of any accrued and unpaid asset management fees;

(d)	Fourth, to the repayment of any then-unpaid debts and liabilities owed to partners or affiliates thereof by the Partnership for partnership obligations (exclusive of credit recovery loans, and operating deficit loans) to any of them, including, but not limited to, any unpaid deferred development fee and partnership management fee for the fiscal year of the capital transaction; provided, however, that any debts or obligations to be repaid to any limited partner or affiliate thereof pursuant to this clause shall be repaid prior to the repayment of any such debts or obligations to any general partner or affiliate thereof;

(e)	Fifth, to the repayment of any operating deficit loans;

(f)	Sixth, any balance 18.999 percent to the investor limited partner, 1.00 percent to the state credit limited partner, 0.001 percent to the special limited partner and 80.00 percent to the general partners.

Note 9 - Concentration of credit risk

The Partnership maintains its cash account with Wells Fargo, NA. At times, these balances may exceed the FDIC limits; however, the Partnership has not experienced any losses with respect to its bank balances in excess of government provided insurance. Management believes that no significant concentration of credit risk exists with respect to these cash balances at December 31, 2016 and 2015.

Note 10 - Subsequent events

Events that occur after the balance sheet date but before the financial statements were issued must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheet date are recognized in the accompanying financial statements. Subsequent events which provide evidence about conditions that existed after the balance sheet date, require disclosure in the accompanying notes. Management evaluated the activity of Columbia-Blackshear Senior Residences, LP through February 23, 2017 (the date the financial statements were available to be issued) and concluded that no subsequent events have occurred that would require recognition in the Financial Statements or disclosure in the Notes to the Financial Statements.

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Supplementary Information

15

Report of Independent Registered Public Accounting Firm on Supplementary Information

To the Partners
Columbia-Blackshear Senior Residences, LP

We have audited the financial statements of Columbia-Blackshear Senior Residences, LP as of and for the years ended December 31, 2016 and 2015, and our reports thereon dated February 23, 2017, which expressed an unqualified opinion on those financial statements, appears on page 2. The supplemental information contained in the Schedule of Certain Revenues and Expenses has been subjected to audit procedures performed in conjunction with the audit of Columbia-Blackshear Senior Residences, LP’s financial statements. The supplemental information is the responsibility of Columbia-Blackshear Senior Residences, LP’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statement or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with accounting principles generally accepted in the United States of America. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/S/ CohnReznick LLP

COHNREZNICK LLP

Atlanta, Georgia

February 23, 2017

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Columbia-Blackshear Senior Residences, LP

Schedules of Certain Revenues and Expenses

Years Ended December 31, 2016 and 2015

	2016	2015
Rental income
Rent revenue - gross potential	$649,572	$649,572

Total rental income	$649,572	$649,572

Vacancies and concessions
Apartments vacancies	$8,882	$17,759
Rental concessions	-	-

Total vacancies and concessions	$8,882	$17,759

Other operating income
Security deposit forfeitures	$224	$300
Damages income	1,922	105
Late fees	675	(525)
Application fees	191	418
Services income	32,580	32,591
Miscellaneous other income	2,333	588

Total other operating income	$37,925	$33,477

Salaries and employee benefits
Salaries - administrative	$54,262	$49,947
Salaries - leasing	5,000	2,850
Salaries - maintenance	67,483	65,166
Salaries - security	86	1,132
Payroll taxes	15,236	14,294
Health insurance and other benefits	18,240	17,624
Workmen’s compensation insurance	3,556	4,248

Total salaries and employee benefits	$163,863	$155,261

See Independent Auditor’s Report.

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Columbia-Blackshear Senior Residences, LP

Schedules of Certain Revenues and Expenses

Years Ended December 31, 2016 and 2015

	2016	2015
Repairs and maintenance
Exterminating	$6,922	$13,072
Grounds	12,428	14,600
Fire protection	8,456	13,679
Security services/contract	-	357
Supplies	2,892	1,772
HVAC expense	14,123	5,644
Painting - exterior	23	71
Painting, decorating and cleaning	8,717	8,858
Repairs and maintenance - other than contracts	33,646	18,548
Repairs and maintenance - contracts	7,013	5,188
Elevator	2,157	2,073
Carpeting	11,397	9,884
Miscellaneous maintenance expenses	36,976	17,185

Total repairs and maintenance	$144,750	$110,931

Utilities
Electricity	$47,565	$45,681
Sewer	48,871	47,180

Total utilities	$96,436	$92,861

Miscellaneous operating expenses
Office supplies and expense	$1,780	$2,107
Training and travel	1,831	3,447
Telephone and answering service	12,396	12,225
Computer supplies and expense	8,901	7,576
Bad debt expense	5,640	(2,073)
Compliance review	5,460	4,680
Miscellaneous administrative	3,366	4,572
Advertising and newspaper	810	1,745
Special promotions	-	450
Legal	2,003	1,248
Accounting	12,660	13,200
Other professional fees	1,783	3,540
Social services	5,070	4,680
Other taxes, licenses and insurance	1,994	7,989

Total miscellaneous operating expenses	$63,694	$65,386

See Independent Auditor’s Report.

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Columbia-Blackshear Senior Residences, LP

Schedules of Certain Revenues and Expenses

Years Ended December 31, 2016 and 2015

	2016	2015
Miscellaneous other income (expense)
Miscellaneous other income	$680	$461
Miscellaneous other expense	(4,707)	(4,680)

Total miscellaneous other income (expense)	$(4,027)	$(4,219)

Other related party fees and expenses Partnership management fee	$-	$20,000

Total other related party fees and expenses	$-	$20,000

See Independent Auditor’s Report.

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